SUB-ITEM 77C


                             CDC NVEST BALANCED FUND
                           C/O CDC NVEST FUNDS TRUST I

                           SPECIAL SHAREHOLDER MEETING
                                  JUNE 17, 2003


          APPROVAL OR DISAPPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION FOR THE CDC NVEST BALANCED FUND

          VOTED: To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the CDC Nvest Balanced Fund to, and the assumption of all of the liabilities of the CDC Nvest Balanced Fund by, the CDC Nvest Growth and Income Fund in exchange for shares of the CDC Nvest Growth and Income Fund and the distribution of such shares to the shareholders of the CDC Nvest Balanced Fund in complete liquidation of the CDC Nvest Balanced Fund, in the form submitted as Appendix B to the CDC Nvest Balanced Fund Proxy Statement.


                              FOR               AGAINST           ABSTAIN
                         6,650,603.378        218,657.342       268,894.452